Exhibit 10.2

2017 and 2018 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2017 Annual Base Salary as of March 1	2017 Targeted Bonus (paid in 2018)	2018 Annual Base Salary as of March 1	2018 Targeted Bonus (to be paid in 2019)
William M. Greenman President and Chief Executive Officer	$600,000	60%	$620,000	60%
Kevin D. Green Vice President, Finance and Chief Financial Officer	$371,280	40%	$389,844	40%
Richard Benjamin Chief Medical Officer	$401,128	40%	$415,167	40%
Laurence M. Corash Chief Scientific Officer	$422,382	40%	$426,606	40%
Vivek Jayaraman Chief Commercial Officer	$404,000	40%	$414,100	40%
Chrystal Menard Chief Legal Officer and General Counsel	$377,520	40%	$386,958	40%
Carol Moore Senior Vice President, Regulatory Affairs and Quality	$346,343	40%	$355,002	40%